Exhibit 99.1

Contact:	Teri Watson (Investor Community)
(212) 770-7074

Mark Herr (News Media)
(212) 770-3505
(718) 685-9348
mark.herr@AIG.com
AIG, GREENBERG AND SMITH ANNOUNCE RESOLUTION OF ALL DISPUTES
Agreement between parties ends multiple cases
NEW YORK, November 25, 2009 — American International Group, Inc. (AIG), its former Chairman Maurice R. “Hank” Greenberg, its former Chief Financial Officer Howard I. Smith, C.V. Starr & Company, Inc. (“C.V. Starr”), and Starr International Company, Inc. (“SICO”) announced today that they have entered into an agreement to settle all disputes between AIG, on the one hand, and Greenberg, Smith, C.V. Starr and SICO, on the other.
     Under the terms of the settlement, the parties have agreed to release each other from all claims, including any claims by Greenberg and Smith against AIG for indemnification of future legal fees and expenses or settlement costs. The parties have further agreed to submit to an independent third party Greenberg’s and Smith’s claims for past legal fees and expenses for a determination of which of those fees (up to a $150 million cap) AIG is legally obligated to pay under AIG’s charter and by-laws and Delaware law.
     “We are pleased that we have resolved our differences” said Robert Benmosche, AIG’s chief executive officer. “The resolution of these long-running disputes will remove a significant distraction and expense and allow AIG to better focus its efforts on paying back taxpayers and restoring the value of our franchise for the benefit of all our stakeholders.”
     “I too am pleased that these long-running disputes are now over, and I want to express my appreciation for Bob Benmosche’s help, and the help of the AIG Board, in resolving them. I look forward to assisting AIG in trying to preserve and restore as much value as possible for all of AIG’s stakeholders,” said Mr. Greenberg. Mr. Smith concurs with Mr. Greenberg’s statement.
     The details of the settlement are set forth in the November 25, 2009 Memorandum of Understanding attached to AIG’s Form 8-K filing dated November 25, 2009.
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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